Debbie Amigone

McCarran Center

770 East Warm Springs Rd.

Suite 250

Las Vegas, Nevada 89119

June 13, 2005

XSInventory

Michael J. Evangelista, President

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, Nevada 89121

This letter is to confirm our understanding that I will be acting as the Issuing Agent for the SB-2 offering for XSInventory. As I understand you will raise $35,000 to $100,000. As I indicated from our conversation you will not be charged a commission; however I will charge a fee to handle the subscription agreement and deposits. That fee as we discussed will be $600 for the minimum $35,000 raised up to $2,000 if the maximum, $100,000 is raised. We agree that if less than the maximum amount is raised that my fee will be $600, if at least the minimum is raised.  Additionally, funds raised will be placed into a segregated account until a minimum of the proceeds, $35,000 is raised and accepted. In the event the minimum is not reached, then in that event we agree that 100% of the received proceeds will be returned.  Fees will be earned and payable at the time of closing. No fees will be earned if the minimum is not received.

Sincerely,

/s/ Debbie Amigone

Debbie Amigone